Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Preliminary Estimated Revenues from Subsys for the First Quarter 2016

PHOENIX, AZ— April 11, 2016 - Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced that its preliminary estimated revenues from Subsys® (fentanyl sublingual spray) for the first quarter of 2016 will be in the range of $61 million to $62 million. Estimated revenues for the quarter reflect a decline in demand, as Subsys prescription volumes were down, as well as a reduction in wholesale inventory levels.  The Company estimates the decrease in wholesale channel inventory levels to be in the range of $7 million.

The Company believes that heightened publicity surrounding the national opioid epidemic has resulted in a sensitivity by some healthcare providers to prescribe opioids. The Company expects the Subsys prescription decline is close to stabilizing.  At the current sales levels, the Company believes it will remain profitable and intends to pursue all of its research and development projects.

Today’s preliminary estimate of revenues from Subsys, which is unaudited, is based on management's preliminary financial analysis.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray). The Company recently submitted a New Drug Application to the U.S. Food and Drug Administration for Syndros™ (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® and Syndros™ are trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements including (i) our preliminary estimate of first quarter 2016 revenue and the financial analysis related thereto, (ii) the Company’s belief that the opioid epidemic has resulted in a sensitivity by some healthcare providers to prescribe opioids; (iii) the Company’s belief that prescription trends indicate Subsys is close to stabilizing; and (iv) the Company’s belief that it will be profitable and will continue to pursue all of its research and development projects. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com